Exhibit (23)






                          Independent Auditors' Consent




The Human Resources Committee
First Union Corporation



We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the First Union Corporation Savings Plan (the Plan) of our report dated June 29, 1999, relating to the statements of net assets available for benefits as of December 31, 1998 and 1997, and the statement of changes in net assets available for benefits for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the Plan.










                                                               /s/ KPMG LLP

Charlotte, North Carolina
June 29,1999